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                                                                      Exhibit 10


                      [MORGAN, LEWIS & BOCKIUS LETTERHEAD]



                                                July 1, 1985


Navigator Money Market Fund
232 Lakeside Drive
Horsham, Pennsylvania 19044

Gentlemen:

        We are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of shares of beneficial interest (the "Shares") of Navigator Money Market Fund (the "Fund"), being registered under the Securities Act of 1933 by Registration Statement on Form N-1A No. 2-97840 of the Fund.

        We have acted as counsel for the Fund since its organization pursuant to that certain Agreement and Declaration of Trust dated May 16, 1985 (the "Declaration of Trust"), and are familiar with the action taken by its trustees to authorize the issuance of the Shares. We have examined its records of shareholder and trustee actions, its By-Laws and the Declaration of Trust. We have examined a certificate of the Treasurer of the Fund dated today stating that there are issued and outstanding 100,000 shares of beneficial interest, and that the Fund has received the appropriate consideration for such outstanding shares. We have also examined such other documents as we deem necessary for the purpose of this opinion.

        We supervised the action taken by the Fund to effect registration with the Securities and Exchange Commission as an investment management company by the filing of a Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have examined copies of a Registration Statement, as amended, under said Act and under the Securities Act of 1933 on Form N-1A, in the forms filed or to be filed with the Securities and Exchange Commission.

        We assume that appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of

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                      [MORGAN, LEWIS & BOCKIUS LETTERHEAD]

Navigator Money Market Fund
July 1, 1985
Page 2

securities and that upon sales of the Shares the Fund will receive the net asset value thereof.

        Based upon the foregoing, we are of the opinion that:

        1. The Fund is a trust legally organized and validly existing pursuant to the Declaration of Trust and is authorized to issue an unlimited number of shares, of which 100,000 shares are presently issued and outstanding.

        2. Upon the issue of any of the Shares for cash at net asset value and receipt by the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Fund.

        The Fund is an entity of the type commonly known as a "business trust". Under Pennsylvania law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Declaration of Trust provides for indemnification out of the Fund property for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

        We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Securities Act of 1933. We consent to the filing of this opinion with and as a part of said Registration Statement on Form N-1A and amendments thereto, and to our being named as legal counsel under the caption "Legal Counsel" in the Prospectus included in said Registration Statement.

                                        Very truly yours,

                                        /s/ Morgan, Lewis & Bockius